Exhibit 10.2

ADDITIONAL AGREEMENT # 1

To Agreement DTR-082-13/D-NK-0117/2013 as of March 14, 2013.

Moscow	“28” July 2014

“Novy Canal” Closed Joint Stock Company [Domashny], hereinafter referred to as the Customer represented by Blank Lika Alexandrovna, the CEO, acting under the Articles, on the one part, and “Russian Television and Radio Network” “RTRS” Federal State Unitary Enterprise, hereinafter referred to as the Performer represented by Mr. Popov Aleksey Yurievich, First Deputy CEO for Economics and Finance, acting under the Power of Attorney № 01-12/260 as of May 5, 2012, on the other part, and collectively referred to as the Parties, have agreed to sign this Additional agreement #1 to Agreement # DTR-082-13/D-NK-0117/2013 as of March 14. 2013 and amend it as follows:

1.              To add to art. 1.1 of the Agreement  the following paragraph:

“Performer provides the roll out of network for on-air digital ground-based TV broadcasting in terms indicated in Attachment # 1 to the Agreement. The terms of the beginning of Services are indicated in Attachment #1 to the Agreement.”

2.              Paragraph 1 of art. 1.3. of the Agreement to be amended as follows:

“1.3. List of the rendered Services, double of multiplex broadcasted in every locality, population coverage, list of technical equipment with the place of installation and characteristics (HQTV, power), term (period) of Services, tariffs and costs of the rendered Services shall be determined by the Parties in the Loading Schedule per each calendar year which is indicated as Attachment 3 hereto (hereinafter the Loading Schedule).”

3.              To add the following paragraph as art. 4.9:

“4.9. In order to calculate the date of the beginning of Services Performer shall have a right to send to Customer a notice with planned dates of the beginning of Services, in respect of particular localities , provided in art. 4.1 – 4.2 of the Agreement and earlier described in the Loading Schedule for the respective year, and Attachment # 1 to the Agreement in  terms of putting into operation the equipment of Performer, according to art. 5.10 of the present Agreement.”

4.              To amend art. 5.1. amend as follows:

“5.1. The cost for Services rendered shall be calculated in accordance with tariffs approved by Federal Service for Tariffs (FST of Russia) for communication services of on-air digital ground-based TV broadcasting of Russian compulsory freely accessible TV and radio channels. Until such tariffs are approved, tariffs shall be approved by Performer and indicated in Loading Schedule.”

5.              To add to art. 5.4 of the Agreement the following paragraph:

“On a monthly basis, but not later than 10th day of the settlement month as provided in the Schedule of advanced payments; the performer shall send to Customer an invoice for advanced payment for Services to be rendered in future periods in accordance with the Schedule of advanced payments. Off–set against these advanced payments as provided by in Attachment # 8 to the Agreement will be payments for Services accepted by Customer pursuant to  art. 4.4 -4.6 of the Agreement and based on the Acts of acceptance of services (art. 5.5 of Agreement).”

6.              To add to art. 5.5 of the Agreement the following paragraph:

“Sums of invoices sent by Performer to Customer according to this article shall be reduced by the amount of advanced payments to be off-set by the Customer in accordance with art. 5.4 of the Agreement.  Off-sets from of advanced payments shall be made in accordance with the Schedule of advanced payments and off-set advanced payments provided in Attachment # 8 to the present Agreement, and as a payment of Services accepted by Customer and payable in the order described in art. 4.4 – 4.6 of the Agreement and based on Acts of Services rendered signed by the Parties (art. 5.5 of the Agreement).”

7.              To amend paragraph 1 of art 5.10 of the Agreement  as follows:

“The cost of Services under the Agreement for 2013 in accordance with the Loading Schedule comprises 21 821 447.25 (twenty one million eight hundred and twenty one thousand four hundred forty seven ) rubles and 25 kopecks, including VAT of 3 328 695.34 (three million three hundred twenty eight thousand six hundred and ninety five) rubles and 34 kopecks. The cost of Services under the Agreement for 2014 in accordance with the Loading Schedule shall not be higher than 103 159 382.70 (one hundred and three million one hundred and fifty nine thousand three hundred and eighty two) rubles 70 kopecks, including VAT of 15 736 177.02 (fifteen million, seven hundred and thirty six thousand one hundred seventy seven) rubles and 02 kopecks.”

8.              To amend art. 12.3 of Agreement  as follows:

“12.3. Loading Schedule and cost of Services for 2013.; Loading Schedule and cost of Services for 2014 – Attachment # 3.”

9.              To add  with art. 12.8 to the agreement as follows:

“12.8. Schedule of advanced payments and off-set of advanced payments – Attachment #8.”

10.       To sign and make effective  from January 1, 2014 Attachment # 1 to the agreement “List of localities where Channel broadcasts” as amended hereby (attached).

11.       To sign and make effective  from October 1, 2013 Attachment # 3 to the agreement “Loading Schedule and cost of Services for 2013” as amended hereby (attached).

12.       To sign and make effective  from January 1, 2014 Attachment # 3 to the agreement “Loading Schedule and cost of Services for 2014” as amended hereby (attached).

13.       To sign and make effective  from October 1, 2013 Attachment # 4 to the agreement “Schedule of main (satellite) broadcasting of Channel’s signal to transmitting equipment” as amended hereby (attached).

14.       To sign and make effective  from January 1, 2013 Attachment # 8  to the agreement “Schedule of advanced payments and set off of advanced payments” as amended hereby (attached).

15.       This Additional Agreement comes into force upon its signing by the Parties. This Additional Agreement shall cover the period starting from October 1, 2013.

16.       In all other matters that are not mentioned herein Parties shall be governed by the provisions of the Agreement and Russian legislation.

17.       This Additional Agreement is executed in two copies, one copy for each Party, each copy having the same legal force.

18.       Signatures of the Parties:

Customer	Performer

CJSC “Novy Canal”	RTRS
CEO Blank L. A. /s/	First Deputy CEO for Economics and Finance
Popov A. Y. /s/